Exhibit 10.11

June 18, 2013

Dear Steven:

The purpose of this letter agreement is to set forth the terms and conditions of your employment with Tribune Company (together with its affiliates, the “Company”). By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder. Upon your acceptance by signing where indicated below and returning to Melanie Hughes, the terms of this letter agreement shall supersede any and all prior understandings, term sheets, or agreements, whether written or oral, concerning your commencing and continuing employment with the Company. We look forward to continuing our mutually rewarding and beneficial relationship.

1. Term. The term of your employment shall be effective as of the date hereof and your actual employment will commence on your start date which is expected to be on or about a date no later than July 31, 2013 (the “Commencement Date”), and shall continue until July 28, 2016 (the “Initial Term”); provided, however, that the term of employment shall be extended automatically, without further action by either the Company or you. by one (1) additional year (each, a “Renewal Term”) first on such third anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date thereafter, unless, not less than ninety (90) days prior to the end of the Initial Term or any Renewal Term, as applicable, either you or the Company shall have notified the other in writing of your or its intention not to further extend the term of employment (a “Non-Renewal”). Your employment may be terminated earlier than the expiration of the Initial Term or any Renewal Term, as applicable, at any time pursuant to the provisions of Section 9. The period of time from the Commencement Date through the termination of this letter agreement and your employment hereunder pursuant to its terms is herein referred to as the “Term.” If either party elects Non-Renewal, the letter agreement will terminate at the end of the Initial Term or then-current Renewal Term, as applicable, or earlier than the expiration of the Initial Term or any Renewal Term, as applicable, pursuant to the provisions of Section 9.

2. Title and Duties. During the Term, your title shall be Executive Vice President Chief Financial Officer, and you will have such duties and responsibilities customarily exercised by an individual serving in such a capacity, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Chief Executive Officer (“CEO”) or Board of Directors (“Board”.) You shall report solely to the CEO and shall be the senior-most executive for all financial affairs of the Company. The Company agrees that you may participate as a board member of one external board of directors for a company not competitive with the Company.

3. Base Salary. For all services rendered to the Company hereunder, you shall receive an annual base salary (“Base Salary”) equal to $700,000, payable in accordance with the Company’s applicable payroll practices. Base Salary may be increased (but not decreased) on an annual basis as determined by the Company in its sole discretion. References in this letter agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

220 East 42nd Street • New York, NY 10017

435 North Michigan Avenue • Chicago, IL 60611

212/210-2500 direct • 212/210-2502 fax

4. Annual Bonus. You shall be eligible for an annual bonus award determined by the Company in respect of each fiscal year during your term of employment with the Company (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be $700,000 (the “Target Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of reasonably attainable annual Company and individual performance objectives for such fiscal year, as determined by the Company and communicated to you. Notwithstanding the foregoing, your Annual Bonus for calendar year 2013 shall be no less than the Target Bonus, prorated to reflect the portion of 2013 during with you are employed by the Company hereunder. For calendar years 2014 and 2015 you shall be entitled to the Target Bonus amount upon achievement of at least 80% and up to 120% of the performance objectives established by the Compensation Committee of the Board of Directors of the Company. For the avoidance of doubt, for calendar years 2014 and 2015, in the event that less than 80% of the performance objectives are achieved, you shall not be entitled to an Annual Bonus, and if between 80% and 120% of the performance objectives are achieved, the maximum Annual Bonus payable shall be the Target Bonus amount. Except as set forth otherwise herein, the Annual Bonus shall be paid at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to your continuous employment with the Company through the end of the year with respect to which such Annual Bonus relates, subject to Section 9 below. Upon commencement of your employment, you shall be entitled to receive a one-time bonus of $200,000, payable within four (4) weeks of Commencement.

5. Equity Compensation.

(a) On or within ninety (90) days following the Commencement Date (or in the case of Performance Shares following the establishment of the applicable performance metrics), and with respect to each subsequent year of the Initial Term, you shall be granted a combination of RSUs, Performance Share Units (“PSUs”) and nonqualified stock options (“Options”) (valued in accordance with Black-Scholes or similar binomial option-pricing model), such awards having an aggregate fair value equal to $1,000,000 (based on the fair market value of the Company’s common stock on the date of grant). The equity award each year shall be divided among the three types of awards as follows: RSUs – 30%; PSUs – 40%; and Options – 30%. The exercise price for each grant of Options shall be the fair market value of the Company’s common stock as of the date of their grant. Each grant of Options and RSUs shall vest in equal annual installments over four years. All or a portion of each grant of PSUs shall vest at the end of a three-year performance period relating to the grant. The Compensation Committee of the Board of Directors of the Company shall establish the PSU performance criteria. The RSUs, PSUs and Options shall be subject to such other terms as set forth in the applicable grant agreement and in the underlying equity plan as adopted by the Company.

6. Benefits. During the Term, you shall be entitled to participate in the benefit plans and programs (including without limitation, vacation, health insurance, dental insurance, life insurance and 401(k) plan) and receive perquisites, commensurate with your position, that are provided by the Company from time to time for its senior executives, subject to the terms and conditions of such plans and programs, provided that nothing herein shall limit the Company’s ability to amend, modify or terminate any such plans or programs. Your vacation entitlement will be at least four (4) weeks per calendar year, prorated for the first year. This is to be taken at such times as shall not materially interfere with your duties under this agreement, and you shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company’s policies then in effect for its senior executives.

7. Business Expense Reimbursements. The Company shall promptly reimburse you for your reasonable and necessary business expenses in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred) for senior executives of the Company.

8. Indemnification. You will be entitled to indemnification and prompt advancement of legal fees, costs, and expenses, on the same terms as indemnification and advancement are made available to other senior executives of the Company, whether through the Company’s bylaws, charter documents, insurance or otherwise. During your employment with the Company and for six years thereafter, you shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its directors and officers, as may be altered from time to time for such directors and officers.

9. At-Will Employment. This letter agreement is not to be construed as a contract of employment for any period of time or to alter your “at-will” employment status with the Company, and nothing herein shall prohibit either you or the Company from terminating your employment with the Company at any time for any reason, in connection with which you will, except as set forth expressly below, be entitled only to the Accrued Entitlements, and except as set forth below, all then-unvested equity awards held by you shall be forfeited for no consideration.

(a) Termination without Cause; Resignation with Good Reason. Notwithstanding the foregoing, in the event that your employment is terminated by the Company without Cause (other than due to death or Disability) or by you with Good Reason, or upon the expiration of any Renewal Term in connection with a timely Non-Renewal by the Company, which shall be deemed a termination by the Company without Cause, you will be entitled the following benefits in addition to the Accrued Entitlements:

(i) A cash severance amount equal to the sum of (x) your Base Salary plus (y) the amount of your Annual Bonus for the year prior to the year of termination (or the Target Bonus if such termination occurs during the 2013 fiscal year), which amount shall be paid to you in substantially equal installments consistent with the Company’s payroll practices during the twelve (12) month period immediately following such termination (the “Severance Period”).

(ii) Continuation of any health and dental insurance benefits under the terms of the applicable Company benefit plans during the Severance Period, subject to the Company’s continuing to provide such insurance benefits for its employees and to your payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; provided, however, that such continuation coverage shall end earlier upon your becoming eligible for comparable coverage under another employer’s benefit plans; provided, further, that to the extent that the provision of such continuation coverage is not permitted under the terms of the Company benefit plans or would result in an adverse tax consequence to the Company under the recently enacted healthcare reform law (the Patient Protection and Affordable Care Act) or other applicable law, the Company may alternatively provide you with a cash payment in an amount equal to the applicable COBRA premium that you would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time).

(iii) Accelerated vesting of Options and RSUs granted prior to the date of termination that would have vested over the one-year period following such termination. All vested Options shall remain exercisable for a 90-day period following the date of termination or such longer period as provided by the applicable benefit plan provided that the term of such exercise period shall be tolled for any black-out or lock-up periods imposed by an underwriter, the Board or applicable law.

(iv) Pro-rata vesting of PSUs with respect to that portion of the PSUs performance period that has elapsed prior to the date of termination, determined by multiplying the number of shares issuable under each PSU by a fraction, the numerator of which is the number of days worked by you in the PSU’s performance period and the denominator of which is 1,095 in order to determine a target number of shares issuable under each PSU, with the actual number of shares to be issued pursuant to such PSUs to be determined based on actual Company performance through the end of the PSUs’ performance period within which you terminate employment.

For the avoidance of doubt, in no event shall you be entitled to any of the severance benefits set forth in this Section 9(a) upon a termination upon the expiration of the Term in connection with a timely Non-Renewal by you, which shall be deemed a voluntary termination by you without Good Reason and you shall be entitled solely to the Accrued Entitlements. In the event that your employment terminates upon the expiration of the Term in connection with a timely Non-Renewal by the Company, which shall be deemed a termination by the Company without Cause, you shall be entitled to all of the severance benefits set forth in this Section 9(a).

(b) Death; Disability. If your employment is terminated due to death or by the Company due to Disability, then, in addition to the Accrued Entitlements, you shall be entitled to receive an amount, payable within 90 days following termination, equal to your Target Bonus multiplied by a fraction, the numerator of which is the number of days worked in such year and the denominator of which is 365.

(c) Definitions.

(i) “Accrued Entitlements” means any accrued but unpaid Base Salary and any duly incurred, timely submitted, and unreimbursed expenses under the Company’s business expense reimbursement policies, in each case accrued or incurred through the date of termination of employment, payable as soon as practicable and in all events within 30 days following termination of employment, (ii) amounts owing to you upon a termination of employment under the express terms of any other benefit plans, programs, or arrangements in which you participate, other than severance plans or policies, (iii) any earned but unpaid Annual Bonus for the year prior to the year of termination, and (iv) amounts otherwise expressly required by applicable law to be paid to you.

(ii) “Cause” means: (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to your employment with the Company; (c) commission of a material act of dishonesty or conduct in violation of Company’s written policies and codes of conduct; (d) willful unauthorized disclosure or use of Confidential Information or any other breach of the restrictive covenants set forth in Exhibit A; (e) material improper destruction of Company property; (f) willful misconduct in connection with the performance of your duties; or (g) any finding by the Securities and Exchange Commission pertaining to your willful conduct, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or following any initial public offering, to maintain itself as a publicly traded company; provided, however, that you shall be provided a 10-day period to cure any such breach set forth in clause (c), (e), or (f), to the extent curable. For the avoidance of doubt, placing you on paid leave for up to 60 days during which the Company continues to provide you with all compensation and benefits (including continuous vesting of Options, RSU and PSU grants) provided for hereunder, pending the Company’s good faith determination of whether there is a basis to terminate you for Cause, will not by itself (x) constitute a termination of your employment hereunder or (y) provide you with Good Reason to resign your employment.

(iii) “Disability” means you would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that you are actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means your inability to perform your duties and responsibilities hereunder due to physical or mental illness or incapacity after reasonable accommodation that is expected to last for a consecutive period of 90 days or for a period of 120 days in any 365 day period as determined by the Company in its good faith judgment.

(iv) “Good Reason” means, without your prior written consent, one or more of the following events: (a) a reduction in the Base Salary or a reduction in the Target Bonus below the minimum amount set forth in Section 4; (b) a material diminution or adverse change in your duties, authority, responsibilities, title, reporting or positions; or (c) the requirement that you be based at a location in excess of 50 miles from your then-current principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with your position; provided, however, that prior to resigning for Good Reason, you shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following your knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, then you shall not be permitted to resign with Good Reason in respect thereof). Any resignation with Good Reason shall be communicated to the Company by written notice, which shall include your date of termination of employment (which, except as set forth in the preceding sentence, shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than 60 days thereafter).

(d) Release Condition. Notwithstanding anything herein to the contrary, your entitlement to the payment and benefits set forth in either Section 9(a) or 9(b), other than the Accrued Entitlements, shall be (A) conditioned upon your having provided an irrevocable waiver and release of claims in favor of the Company, its predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives of any of the foregoing (collectively, the “Released Parties”), substantially in the form attached hereto as Exhibit B, that has become effective in accordance with its terms within 55 days following the termination of your employment (the “Release Condition”), (B) subject to your continued compliance in all material respects with the terms of this letter, including all exhibits hereto, and (C) subject to Section 17 below.

10. Restricted Activities. You agree to comply with the restrictive covenants set forth on Exhibit A hereto, which covenants shall survive any termination of employment as set forth therein.

11. Confidentiality. You understand and agree that because the Company is extending these benefits to only a few key employees at the Company, you will keep the terms of this letter confidential at all times and will not disclose the terms of this letter to anyone (other than to your immediate family members or your personal tax and legal advisors, each of whom will be instructed by you and agree to keep the terms of this letter confidential). Your (and your family members’ and advisors’) obligation to keep the terms of this letter confidential will continue to apply even after the expiration of your employment with the Company.

12. Withholding. The Company may deduct and withhold from any amounts payable hereunder such federal, state, local, non-U.S., or other taxes as are required to be withheld pursuant to any applicable law or regulation.

13. No Assignment. You may not assign, transfer, or otherwise dispose of this letter, or any of your other rights or obligations hereunder (other than your rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer, or other disposition without such consent will be null and void.

14. Entire Agreement. This letter agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.

15. Waiver and Amendment. Any waiver, alteration, amendment, or modification of any of the terms of this letter will be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

16. Severability and Governing Law. If any provisions of this letter are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (x) the remaining terms and provisions hereof will be unimpaired, and (y) the invalid or unenforceable term or provision hereof will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ILLINOIS (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH JURISDICTION.

17. Section 409A.

(a) As used herein, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with payments and benefits provided in accordance with the terms hereof (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

(b) Notwithstanding anything herein to the contrary, the following special rule shall apply, if and to the extent required by Section 409A: in the event that (i) you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits hereunder or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations § I.409A-l(h), and (iii) you are employed by a public company or a controlled group affiliate thereof, no payments hereunder that are “deferred compensation” subject to Section 409A shall be made you prior to the date that is six (6) months after the date of your separation from service or, if earlier, your date of death, and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum without interest on the earliest permissible payment date.

(c) Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to you 61 days following a “separation from service” as defined in Treasury Regulations § I.409A-1(h), provided that you satisfy the Release Condition, as required by Section 9(d) above. Each payment made hereunder (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. In addition, where a payment is to be made during a period of time (e.g., within 60 days following termination of employment) and such period of time falls in two calendar years, the payment shall be made in the second calendar year.

(d) To the extent that any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to and not exempt from Section 409A, any such payment, reimbursement, or benefit in one calendar year shall not affect the amounts of any payment, reimbursement, or benefit in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any payment or reimbursement be made after the last day of the calendar year following the calendar year in which you incurred such indemnifiable loss or expense, and in no event shall any right to the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

We look forward to your contribution to the future success of the Company. Please acknowledge your agreement and acceptance of the terms of this letter by signing where indicated below and returning the original copy of this letter to me no later than June 18,     , 2013. This letter will be a binding agreement upon our receipt of your signed copy.

Sincerely,

TRIBUNE COMPANY

/s/ Melanie Hughes
By:	Melanie Hughes
Title:	EVP Human Resources

Agreed and Accepted on this 18th day of June 2013:

/s/ Steven Berns
Steven Berns

Exhibit A

Restrictive Covenants

You acknowledge that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. You acknowledge that you are being provided with significant consideration (to which you are not otherwise entitled) to induce you to enter into the letter agreement to which this exhibit is attached. In light of the foregoing, and the Company’s and your mutual understanding that in the course of your duties with the Company you will acquire Confidential Information that would be of significant benefit to a subsequent employer that competes with the Company, you expressly acknowledge and agree that each and every restraint imposed by this Exhibit A is reasonable with respect to subject matter, time period and geographical area. For purposes of this Exhibit A, references to the Company shall include its subsidiaries and any affiliates of the Company that are controlled by the Company.

1. Noncompetition and Nonsolicitation. You agree that you shall not, directly or indirectly, without the prior written consent of the Company:

(a) while an employee of the Company and during the one-year period following termination of employment, engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business), in any geographic location in which the Company engages (or in which the Company has been actively planning to engage) as of the date of termination of your employment, that compete directly with the Company and its subsidiaries, and any other affiliates of the Company whose business is related to that of the Company in the business of television broadcasting, newspaper publishing, or other digital information or entertainment services, or any other business in which the Company or any of its affiliates is engaged (or in which the Company or any of its affiliates has been actively planning to engage) at the time of termination (in all cases other than businesses that are immaterial to the Company), including any activities or businesses of the Company, its subsidiaries or such affiliates that involve any person or entity with whom the Company has engaged in substantive dialogue at the time of termination of your employment regarding entry into a material business relationship (but only to the extent that a material business relationship is consummated with any such person or entity within twelve (12) months following the termination of your employment) (“Competitive Activities”), or assist any person or entity in any way to do, or attempt to do, anything prohibited by this Section 1(a); provided, however, that the foregoing shall not prevent you from providing services as a consultant, employee, advisor, or otherwise with a person or entity that engages in Competitive Activities, if such service relationship is restricted solely to one or more portions of the operations and businesses of such person or entity, such portions do not engage in Competitive Activities, and you undertake not to, and do not, have any discussions with, or participate in, the governance, management or operations of such person or entity or any business segments thereof that engage in Competitive Activities; or

(b) while an employee of the Company and during the one-year period following termination of employment for any reason, (A) solicit, recruit or hire, or attempt to solicit, recruit or hire, any employees of the Company or persons who have worked for the Company during the 12 month period immediately preceding such solicitation, recruitment or hiring or attempt thereof (other than your secretary/executive assistant); (B) intentionally interfere with the relationship of the Company with any person or entity who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, developer, subcontractor, licensee, licensor or other business relation of, the Company; or (C) assist any person or entity in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above; provided that the preceding clause (A) shall not prohibit you from (x) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at employees or other persons or entities described in clause (A) or (y) soliciting or hiring any employee or other person or entity described in clause (A) who is referred to you by search firms, employment agencies or other similar entities, provided that such firms, agencies or entities have not been instructed by you to solicit any such employee or person or entity or category thereof.

The periods during which the provisions of this Section I apply shall be tolled during (and shall be deemed automatically extended by) any period in which you are in violation of the provisions of this Section 1, to the extent permitted by law. The provisions of Section l(a) shall not be deemed breached as a result of your passive ownership of: (i) less than an aggregate of 2% of any class of securities of an entity engaged, directly or indirectly, in Competitive Activities, so long as you do not actively participate in the business of such entity; provided, however, that such securities are listed on a national securities exchange; or (ii) less than an aggregate of 1% in value of any instrument of indebtedness of an entity engaged, directly or indirectly, in Competitive Activities.

2. Nondisclosure of Confidential Information.

(a) You acknowledge that you shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets. You acknowledge that the Confidential Information obtained by you while employed by the Company is the property of the Company. Therefore, you agree that you shall not disclose to any unauthorized person or entity or use for your own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your intentional acts or omissions in violation of this Exhibit A; provided, however, that if you receive a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) you shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, if permitted by law, at its expense (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, you shall disclose only that portion of the Confidential Information which, based on the written advice of your legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving person or entity shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b) For purposes of this Exhibit A, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of your breach of this Exhibit A, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to you prior to your involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by you of this Exhibit A). Without limiting the foregoing, you agree to keep confidential the existence of, and any information concerning, any dispute between you and the Company, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel, immediate family and other advisors (provided that such counsel , family and advisors each agrees not to disclose any such information other than as necessary for the prosecution or defense of such dispute).

3. Return of Property. You acknowledge that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by you while an employee of the Company (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and you shall immediately return such property to the Company upon the termination of your employment and, in any event, at the Company’s request and subject to inspection in accordance with applicable Company employee policies generally; provided, that you shall be permitted to retain a copy of your contacts/rolodex and personal files.

4. Intellectual Property Rights.

(a) You agree that the results and proceeds of your services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by you, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to you whatsoever. As to any Invention that you are required to assign, you shall promptly and fully disclose to the Company all information known to you concerning such Invention.

(b) You agree that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, you shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent that you have any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such Proprietary Rights. This Section 4(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being your employer. You further agree that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, you shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. You shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, you shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Your obligations under this Section 4 shall continue beyond the termination of your employment with the Company.

(c) You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Nondisparagement. While employed by the Company and at all times thereafter, you shall not, whether in writing or orally, disparage the Company, or their predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities; or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair you from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements).

6. Remedies and Injunctive Relief. You acknowledge that a violation by you of any of the covenants contained in this Exhibit A would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Exhibit A to the contrary, the Company may be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Exhibit A in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Exhibit A or otherwise, and all of the Company’s rights shall be unrestricted, and notwithstanding the fact that any such provision may be determined not to be subject to specific performance, the Company will nevertheless be entitled to seek to recover monetary damages as a result of your breach of such provision.

Exhibit B

GENERAL RELEASE AND

COVENANT NOT TO SUE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

1. Steven Berns (“you”), on your own behalf and on behalf of your descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (your “Related Parties”), in consideration for the amounts payable and benefits to be provided to you under that letter agreement relating to employment with the Company, dated as of June     , 2013, between Tribune Company, a Delaware corporation (the “Company”), and you (the “Letter Agreement”), hereby covenant not to sue or pursue any litigation against, and waive, release, and discharge the Company, its subsidiaries and affiliates, their predecessors, and successors, and all of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, complaints, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that you ever had, now have or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to your employment with the Company or the termination thereof or your service as an officer or director of the Company or its subsidiaries or affiliates or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”) (the “Release”); provided, however, that nothing herein shall release the Company from (i) any of its obligations to you under the Letter Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits conditioned upon the effectiveness of this General Release and Covenant Not to Sue); (ii) any rights you may have in respect of accrued vested benefits under the employee benefit plans of the Company and its subsidiaries, including without limitation, vested and vesting of Options, RSUs and PSUs; (iii) any rights you may have to indemnification under the Letter Agreement, the Company’s by-laws, charter, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies; or (iv) any rights you and your Related Parties may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against you and the Company as a result of any act or failure to act for which you and the Company are held jointly liable.

2. You further agree that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by you or your heirs or assigns. You understand and confirm that you are executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect your right to claim otherwise under ADEA. In addition, you shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant federal, state or local administrative agency, but you agree to waive your rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

3. In furtherance of the agreements set forth above, you hereby expressly waive and relinquish any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, you acknowledge that you are aware that you may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that you now know or believe to be true, with respect to the matters released herein. Nevertheless, it is your intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4. The Company’s offer to you of this General Release and Covenant Not to Sue and the payments and benefits set forth in the Letter Agreement are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. You acknowledge that you have not filed or caused to be filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding’’). You represent that you are not aware of any basis on which such a Proceeding could reasonably be instituted which has not already been disclosed to the company. You (i) acknowledge that you will not initiate or cause to be initiated on your behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).

5. You acknowledge that you have been offered a period of time of at least [21/45]1 days to consider whether to sign this General Release and Covenant Not to Sue, and the Company agrees that you may cancel this General Release and Covenant Not to Sue at any time during the seven days following the date on which this General Release and Covenant Not to Sue has been signed (the “Revocation Period”). You acknowledge and agree that you have entered into this General Release and Covenant Not to Sue knowingly and willingly and have had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. You further acknowledge that you have read this General Release and Covenant not to sue carefully, have

[1]	NTD: To be selected based on whether applicable termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in ADEA).

been advised by the Company to, and have in fact, consulted an attorney, and fully understand that by signing this General Release and Covenant Not to Sue you are giving up certain rights which you may have to sue or assert a claim against any of the Releasees. In order to cancel or revoke this General Release and Covenant Not to Sue, you must deliver to the Board of Directors of the Company written notice stating that you are canceling or revoking this General Release and Covenant Not to Sue during the Revocation Period. If this General Release and Covenant Not to Sue is timely canceled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to you or to provide you with the benefits identified in the Sections of the Letter Agreement referred to in Section 9(d) of the Letter Agreement, unless and until the requirements with respect thereto are met. You acknowledge that, even if this General Release and Covenant Not to Sue is not executed or is canceled or revoked by you, the provisions of the Letter Agreement that otherwise by their terms survive termination of your employment shall remain in full force and effect.

6. The invalidity or unenforceability of any provision or provisions of this General Release and Covenant Not to Sue shall not affect the validity or enforceability of any other provision of this General Release and Covenant Not to Sue, which shall remain in full force and effect. This General Release and Covenant Not to Sue sets forth the entire agreement of you and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this General Release and Covenant Not to Sue. The validity, interpretation, construction and performance of this General Release and Covenant Not to Sue shall be governed by the laws of the Stale of Illinois without regard to its conflicts of law principles.

IN WITNESS WHEREOF, you and the Company have each caused this General Release and Covenant Not to Sue to be executed as of the dates shown below.

TRIBUNE COMPANY

By:
Name:
Title:
Date:

EXECUTIVE

Steven Berns

Date: